EXHIBIT 99.1

Financial Highlights
COX COMMUNICATIONS, INC.

(Thousands of Dollars)	2002	2001		2000

Revenues	$5,038,598	$4,253,203		$3,673,748
Operating Cash Flow(a)	1,779,239	1,420,958	(b)	1,377,322
Net Income (Loss)	(274,039)	755,001		1,925,255
Capital Expenditures	1,932,416	2,205,451		2,188,168
Total Assets	25,005,149	25,061,436		24,720,824
Debt	7,315,997	8,417,675		8,543,762
Employees (end of year)	21,621	20,748		18,929
Total Basic Customers	6,280,849	6,237,888		6,193,317
Operating Cash Flow Margin	35.3%	33.4	%(b)	37.5%
Reconciliation of operating income (loss) to operating cash flow:
Operating Income (Loss)	$417,417	$(118,253)		$140,835
Depreciation and Amortization	1,357,906	1,539,211		1,236,487
Loss on Sale of Cable Systems	3,916	—		—

Operating Cash Flow(a)	1,779,239	1,420,958		1,377,322

(a)	Operating cash flow is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States. Cox defines operating cash flow as operating income before depreciation, amortization and loss on sale of cable systems.

(b)	Operating cash flow and the operating cash flow margin for the year ended December 31, 2001 include a one-time non-recurring charge of $150.2 million related to the continuation of Excite@Home high-speed Internet services and the transition to Cox High Speed Internet service.

Operating cash flow and free cash flow are not measures of performance calculated in accordance with accounting principles generally accepted in the United States; see Financial Highlights on the inside front cover for a reconciliation of operating cash flow to operating income.
COX COMMUNICATIONS, INC. 9